CREDIT AGREEMENT AND DISCLOSURE

Borrower: Gwynedd Resources, Ltd. (TIN: 51-0363008)
1011 Centre Road, Suite 322
Wilmington, DE 19805

Lender: The Haverford Trust Company
Three Radnor Corporate Center
Suite 450
Radnor, PA 19087

CREDIT LIMIT: $5,000,000.00

DATE OF AGREEMENT: ______________

Introduction. This Credit Agreement and Disclosure ("Agreement") governs Borrower's line of credit (the "Credit Line" or the "Credit Line Account") issued through The Haverford Trust Company. **Borrower agrees to the following terms and conditions:**

Promise to Pay. Borrower promises to pay The Haverford Trust Company, or order, the total of all credit advances and **FINANCE CHARGES**, together with all costs and expenses for which Borrower is responsible under this Agreement or under "a Pledge Agreement" which secures Borrower's Credit Line. Borrower will pay Borrower's Credit Line according to the payment terms set forth below. **If there is more than one Borrower, each is jointly and severally liable on this Agreement. This means Lender can require any Borrower to pay all amounts due under this Agreement, including credit advances made to any Borrower. Each Borrower authorizes any other Borrower, on his or her signature alone, to cancel the Credit Line, to request and receive credit advances, and to do all other things necessary to carry out the terms of this Agreement. Lender can release any Borrower from responsibility under this Agreement, and the others will remain responsible.**

Term. The term of Borrower's Credit Line will begin as of the date of this Agreement ("Opening Date") and will continue until termination of Borrower's Credit Line Account. All indebtedness under this Agreement, if not already paid pursuant to the payment provisions below, will be due and payable upon termination. The draw period of Borrower's Credit Line will begin on a date, after the Opening Date, when the Agreement is accepted by Lender in the Commonwealth of Pennsylvania, following the perfection of the security agreement, and the meeting of all of Lender's other conditions and will continue as follows: until demand is made. Borrower may obtain credit advances during this period ("Draw Period").

Minimum Payment. Borrower's "Regular Payment" will equal the amount of Borrower's accrued **FINANCE CHARGES**. Borrower's payments will be due monthly. An increase in the **ANNUAL PERCENTAGE RATE** may increase the amount of Borrower's Regular Payment. Borrower agrees to pay not less than the Minimum Payment on or before the due date indicated on Borrower's periodic billing statement.

Balloon Payment. Borrower's Credit Line Account is payable in full upon termination in a single balloon payment. Borrower must pay the entire outstanding principal, interest and any other charges then due. **Unless otherwise required by applicable law, Lender is under no obligation to refinance the balloon payment at that time. Borrower may be required to make payments out of other assets Borrower owns or find a lender, which may be Lender, willing to lend Borrower the money. If Borrower refinances the balloon, Borrower may have to pay some or all of the closing costs normally associated with a new credit line account, even if Borrower obtains refinancing from Lender.**

How Borrower's Payments Are Applied. Unless otherwise agreed or required by applicable law, payments and other credits will be applied first to Finance Charges; and then to unpaid principal.

Receipt of Payments. All payments must be made by a check, automatic account debit, electronic funds transfer, money order, or other instrument in U.S. dollars and must be received by Lender at the remittance address shown on Borrower's periodic billing statement. Payments received at that address on any business day will be credited to Borrower's Credit Line as of the date received.

Credit Limit. This Agreement covers a revolving line of credit for the principal amount of Five Million & 00/100 Dollars ($5,000,000.00), which will be Borrower's "Credit Limit" under this Agreement. Borrower may borrow against the Credit Line, repay any portion of the amount borrowed, and re-borrow up to the amount of the Credit Limit. Borrower's Credit Limit is the maximum amount Borrower may have outstanding at any one time. Borrower agrees not to attempt, request, or obtain a credit advance that will make Borrower's Credit Line Account balance exceed Borrower's Credit Limit. Borrower's Credit Limit will not be increased should Borrower overdraw Borrower's Credit Line Account. If Borrower exceeds Borrower's Credit Limit, Borrower agrees to repay immediately the amount by which Borrower's Credit Line Account exceeds Borrower's Credit Limit, even if Lender has not yet billed Borrower. Any amount greater than the Credit Limit will be secured by the security agreement covering Borrower's property.

Charges to Borrower's Credit Line. Lender may charge Borrower's Credit Line to pay other fees and costs that Borrower is obligated to pay under this Agreement or any other document related to Borrower's Credit Line. Any amount so charged to Borrower's Credit Line will be a credit advance and will decrease the funds available, if any, under the Credit Line. However, Lender has no obligation to provide any of the credit advances referred to in this paragraph.

Effective Disbursement Date. The words "Effective Disbursement Date" as used in this Agreement mean a date, after the Opening Date, when the Agreement is accepted by Lender in the Commonwealth of Pennsylvania following the perfection of Lender's security agreements and the meeting of all of Lender's other conditions. Borrower agrees and understands that Borrower may not receive any credit advance under Borrower's Credit Line until after the Effective Disbursement Date of this Agreement.

Credit Advances. After the Effective Disbursement Date of this Agreement, Borrower may obtain credit advances under Borrower's Credit Line as follows:

Telephone Request. Requesting a credit advance from Borrower's Credit Line to be applied to Borrower's designated account by telephone. Except for transactions covered by the federal Electronic Fund Transfers Act and unless otherwise agreed in your deposit account agreement, **Borrower acknowledges and Borrower agrees that Lender does not accept responsibility for the authenticity of telephone instructions and that Lender will not be liable for any loss, expense, or cost arising out of any telephone request, including any fraudulent or unauthorized telephone request, when acting upon such instructions believed to be genuine.**

Requests In Person. Requesting a credit advance in person at any of Lender's authorized locations.

If there is more than one person authorized to use this Credit Line Account, Borrower agrees not to give Lender conflicting instructions, such as one Borrower telling Lender not to give advances to the other.

Transaction Requirements. The following transaction limitations will apply to the use of Borrower's Credit Line:

Telephone Request and In Person Request Limitations. There are no transaction limitations for requesting an advance by telephone or requesting an advance in person.

Future Credit Line Services. Borrower's application for this Credit Line also serves as a request to receive any new services (such as access devices) which may be available at some future time as one of Lender's services in connection with this Credit Line. Borrower understands that this request is voluntary and that Borrower may refuse any of these new services at the time they are offered. Borrower further understands that the terms and conditions of this Agreement, together with any specific terms covering the new service, will govern any transactions made pursuant to any of these new services.

Right of Setoff. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower's accounts with Lender (whether checking, savings, or some other account), including without limitation, all accounts Borrower may open in the future. However, this does not include any IRA or

Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on this Agreement against any and all such accounts.

Periodic Statements. If you have a balance owing on your Credit Line Account or have any account activity, we will send you a periodic statement. It will show, among other things, credit advances, **FINANCE CHARGES**, other charges, payments made, other credits, your "Previous Balance," and your "New Balance." Your statement also will identify the Minimum Payment you must make for that billing period and the date it is due.

When FINANCE CHARGES Begin to Accrue. Periodic **FINANCE CHARGES** for credit advances under Borrower's Credit Line will begin to accrue on the date credit advances are posted to Borrower's Credit Line. There is no "free ride period" which would allow Borrower to avoid a **FINANCE CHARGE** on Borrower's Credit Line credit advances.

Method Used to Determine the Balance on Which the FINANCE CHARGE Will Be Computed. A daily **FINANCE CHARGE** will be imposed on all credit advances made under Borrower's Credit Line imposed from the date of each credit advance based on the "daily balance" method. To get the daily balance, Lender takes the beginning balance of Borrower's Credit Line Account each day, adds any new advances and subtracts any payments or credits and any unpaid **FINANCE CHARGES**. This gives Lender the "daily balance."

Method of Determining the Amount of FINANCE CHARGE. Any **FINANCE CHARGE** is determined by applying the "Periodic Rate" to the balance described herein. Then Lender adds together the periodic **FINANCE CHARGES** for each day in the billing cycle. This is Borrower's **FINANCE CHARGE** calculated by applying a Periodic Rate.

Periodic Rate and Corresponding ANNUAL PERCENTAGE RATE. The Periodic Rate and the corresponding **ANNUAL PERCENTAGE RATE** on Borrower's Credit Line are subject to change from time to time based on changes in an independent index which is the JP Morgan Chase Guaranty Prime Rate Floating (the "Index"). The Index is not necessarily the lowest rate charged by Lender on Lender's loans. If the Index becomes unavailable during the term of this Credit Line Account, Lender may designate a substitute index after notice to Borrower. The **ANNUAL PERCENTAGE RATE** on Borrower's Credit Line is based upon the Index and the margin described below ("Margin").

The Periodic Rate and the corresponding **ANNUAL PERCENTAGE RATE** on Borrower's Credit Line will increase or decrease as the Index increases or decreases from time to time. Lender will determine the Periodic Rate and the corresponding **ANNUAL PERCENTAGE RATE** as follows: Lender starts with the current index and then adds a certain Margin as disclosed below. To determine the Periodic Rate that will apply to Borrower's account, Lender subtracts a margin from the value of the Index, then divides the value by 360 days. To obtain the **ANNUAL PERCENTAGE RATE** Lender multiplies the Periodic Rate by 365 days. This result is the **ANNUAL PERCENTAGE RATE**. In no event will the corresponding **ANNUAL PERCENTAGE RATE** be more than the lesser of 18.000% or the maximum rate allowed by applicable law. Adjustments to the Periodic Rate and the corresponding **ANNUAL PERCENTAGE RATE** resulting from changes in the Index will take effect daily. Today the Index is 8.250% per annum, and therefore the initial **ANNUAL PERCENTAGE RATE** and the corresponding Periodic Rate on Borrower's Credit Line are as stated below:

Current Rates for the First Payment Stream

Range of Balance or Conditions	Margin Added to Index	ANNUAL PERCENTAGE RATE	Daily Periodic Rate
All Balances	-1.000%	7.351%	0.02014%

Notwithstanding any other provision of this Agreement, Lender will not charge interest on any undisbursed loan proceeds.

Right to Credit Advances. After the Effective Disbursement Date, Lender will honor Borrower's requests for credit advances up to Borrower's Credit Limit so long as: (A) Borrower is not in default under the terms of this Agreement; (B) this Agreement has not been terminated or suspended; and (C) Borrower's Credit Line has not been cancelled as provided above in the section of this Agreement titled "Term."

Default. Lender may declare Borrower to be in default if any one or more of the following events occur: (A) Borrower fails to pay a Minimum Payment when due; (B) an event of default occurs under the security agreement for the Property; (C) the Property is further encumbered in any way, voluntarily or involuntarily; (D) Borrower dies; (E) Borrower makes any false or misleading statements on Borrower's Credit Line application; (F) Borrower violates any provision of this Agreement or any other agreement with Lender; (G) any garnishment, attachment, or execution is issued against any material asset owned by Borrower; (H) Borrower exceeds Borrower's Credit Limit; (I) Borrower files for bankruptcy or other insolvency relief, or an involuntary petition under the provisions of the Bankruptcy Code is filed against Borrower; (J) Lender in good faith believes itself insecure.

Lender's Rights. If Borrower is in default, Lender will send notice to Borrower setting forth a time period of at least ten (10) days within which such default may be cured. During this cure period, without notice, Lender may suspend Borrower's Credit Line as provided below. If such default is not cured during this period, Lender may either terminate or continue suspension of Borrower's Credit Line Account.

Suspension. If Lender suspends Borrower's Credit Line, Borrower will lose the right to obtain further credit advances. However, all other terms of this Agreement will remain in effect and be binding upon Borrower, including Borrower's liability for any further unauthorized use of any Credit Line access devices.

Termination. If Lender terminates Borrower's Credit Line, Borrower's Credit Line will be suspended and the entire unpaid balance of Borrower's Credit Line Account will be immediately due and payable, without prior notice except as may be required by law, and Borrower agrees to pay that amount plus all **FINANCE CHARGES** and other amounts due under this Agreement.

Collection Costs. Lender may hire or pay someone else to help collect this Agreement if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender's attorneys' fees and Lender's legal expenses, whether or not there is a lawsuit, including attorneys' fees, expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

Delay in Enforcement. Lender may delay or waive the enforcement of any of Lender's rights under this Agreement without losing that right or any other right. If Lender delays or waives any of Lender's rights, Lender may enforce that right at any time in the future without advance notice. For example, not terminating Borrower's account for non-payment will not be a waiver of Lender's right to terminate Borrower's account in the future if Borrower has not paid.

Termination by Borrower. If Borrower terminates this Agreement, Borrower must notify Lender. Despite termination, Borrower's obligations under this Agreement will remain in full force and effect until Borrower has paid Lender all amounts due under this Agreement.

Prepayment. Borrower may prepay all or any amount owing under this Credit Line at any time without penalty, except Lender will be entitled to receive all accrued **FINANCE CHARGES**, and other charges, if any. Payments in excess of Borrower's Minimum Payment will not relieve Borrower of Borrower's obligation to continue to make Borrower's Minimum Payments. Instead, they will reduce the principal balance owed on the Credit Line. Borrower agrees not to send Lender payments marked "paid in full", "without recourse", or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Agreement, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment

constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: THE HAVERFORD TRUST COMPANY , Three Radnor Corporate Center Radnor, PA 19087.

Notices. All notices will be sent to Borrower's address as shown in Borrower's Credit Line application. Notices will be mailed to Borrower at a different address if Borrower gives Lender written notice of a different address. Borrower agrees to advise Lender promptly if Borrower changes Borrower's mailing address.

Annual Review. Borrower agrees that Borrower will provide Lender with a current financial statement, a new credit application, or both, annually, on forms provided by Lender. Based upon this information Lender will conduct an annual review of Borrower's Credit Line Account. Borrower also agrees Lender may obtain credit reports on Borrower at any time, at Lender's sole option and expense, for any reason, including but not limited to determining whether there has been an adverse change in Borrower's financial condition. Lender may require a new appraisal of the Property which secures Borrower's Credit Line at any time, including an internal inspection, at Lender's sole option and expense. Borrower authorizes Lender to release information about Borrower to third parties as described in Lender's privacy policy and Lender's Fair Credit Reporting Act notice, provided Borrower did not opt out of the applicable policy, or as permitted by law. Based upon a material adverse change in Borrower's financial condition (such as termination of employment or loss of income), Lender may suspend Borrower's Credit Line.

Transfer or Assignment. Without prior notice or approval from Borrower, Lender reserves the right to sell or transfer Borrower's Credit Line Account and Lender's rights and obligations under this Agreement to another lender, entity, or person, and to assign Lender's rights under the security agreement. Borrower's rights under this Agreement belong to Borrower only and may not be transferred or assigned. Borrower's obligations, however, are binding on Borrower's heirs and legal representatives. Upon any such sale or transfer, Lender will have no further obligation to provide Borrower with credit advances or to perform any other obligation under this Agreement.

Notify Us of Inaccurate Information We Report To Consumer Reporting Agencies. Please notify us if we report any inaccurate information about your account(s) to a consumer reporting agency. Your written notice describing the specific inaccuracy(ies) should be sent to us at the following address: The Haverford Trust Company, Three Radnor Corporate Center, Suite 450, Radnor, PA 19087.

Jury Waiver. Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.

Governing Law. This Agreement will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the Commonwealth of Pennsylvania without regard to its conflicts of law provisions. This Agreement has been accepted by Lender in the Commonwealth of Pennsylvania.

Choice of Venue. If there is a lawsuit, Borrower agrees upon Lender's request to submit to the jurisdiction of the courts of Delaware County County, Commonwealth of Pennsylvania.

Caption Headings. Caption headings in this Agreement are for convenience purposes only and are not to be used to interpret or define the provisions of this Agreement.

Interpretation. Borrower agrees that this Agreement, together with the security agreement, is the best evidence of Borrower's agreements with Lender. If a court finds that any provision of this Agreement is not valid or should not be enforced, that fact by itself will not mean that the rest of this Agreement will not be valid or enforced. Therefore, a court may enforce the rest of the provisions of this Agreement even if a provision of this Agreement may be found to be invalid or unenforceable. If Lender goes to court for any reason, Lender can use a copy, filmed or electronic, of any periodic statement, this Agreement, the security agreement or any other document to prove what Borrower owes Lender or that a transaction has taken place. The copy, microfilm, microfiche, or optical image will have the same validity as the original. Borrower agrees that, except to the extent Borrower can show there is a billing error, Borrower's most current periodic statement is the best evidence of Borrower's obligation to pay.

Severability. If a court of competent jurisdiction finds any provision of this Agreement to be illegal, invalid, or unenforceable as to any circumstance, that finding shall not make the offending provision illegal, invalid, or unenforceable as to any other circumstance. If feasible, the offending provision shall be considered modified so that it becomes legal, valid and enforceable. If the offending provision cannot be so modified, it shall be considered deleted from this Agreement. Unless otherwise required by law, the illegality, invalidity, or unenforceability of any provision of this Agreement shall not affect the legality, validity or enforceability of any other provision of this Agreement.

Acknowledgment and Amendments. Borrower understands and agrees to the terms and conditions in this Agreement. Borrower acknowledges that, subject to applicable laws, Lender has the right to change the terms and conditions of the Credit Line program, including without limitation, the Margin. If Lender changes the Periodic Rate and subsequent new credit advances are made under this Agreement, the entire balance will be subject to the new rates. Borrower also understands and agrees that Borrower may be subject to other agreements with Lender regarding transfer instruments or access devices which may access Borrower's Credit Line. Any person signing below may request a modification to this Agreement, and, if granted, the modification will be binding upon all signers. By signing this Agreement, Borrower acknowledges that Borrower has read this Agreement. Borrower also acknowledges receipt of a completed copy of this Agreement.

This Agreement is dated ____________________.

THIS AGREEMENT IS GIVEN UNDER SEAL AND IT IS INTENDED THAT THIS AGREEMENT IS AND SHALL CONSTITUTE AND HAVE THE EFFECT OF A SEALED INSTRUMENT ACCORDING TO LAW.

BORROWER:

GWYNEDD RESOURCES, LTD.

By: *Maria E. Nicolaides* (Seal)
Maria E. Nicolaides, President of Gwynedd Resources, Ltd.

Effective Disbursement Date: ____________________